Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR BROADCAST GROUP ENTERS INTO A LONG-TERM AFFILIATION AGREEMENT WITH THE FOX BROADCASTING COMPANY; OBTAINS OPTION TO ACQUIRE FOX OWNED STATION IN BALTIMORE

Baltimore, MD (May 15, 2012) — Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), announced today that it has entered into an agreement with the Fox Broadcasting Company (FOX) for the renewal of the affiliation agreements for 19 television stations Sinclair owns and/or programs.  The new agreements go into effect January 1, 2013 upon the expiration of the existing affiliation agreements and expire December 31, 2017.  KFXA-TV, the FOX affiliate in Cedar Rapids, to which Sinclair provides certain non-programming related services, is also renewing its affiliation agreement for the same term.

The following are highlights of some of the more meaningful terms of the new affiliation and related agreements:

•                  Expiry at December 31, 2017

•                  Continuation of monthly programming fee payments at rates and increases consistent with the marketplace for Fox stations.

•                  Granting of an assignable option to Sinclair to purchase at fair value, Fox Television Stations (FTS) television station in Baltimore, MD (WUTB/MNT) exercisable between July 1, 2012 and March 31, 2013

•                  Granting of an assignable option to FTS to purchase, at fair value, Sinclair’s stations in up to three of the following four television markets: Raleigh, NC (WRDC/MNT and WLFL/CW); Las Vegas, NV (KVMY/MNT and KVCW/CW); Cincinnati, OH (WSTR/MNT); and Norfolk, VA (WTVZ/MNT) exercisable between July 1, 2012 and March 31, 2013

•                  A maximum $52.7 million in payments to FOX associated with the Baltimore option and affiliation, which amount decreases by $25 million should FOX exercise its option to purchase any of the stations listed above.

“We are very pleased to have reached agreement to renew all of our affiliations with Fox Broadcasting, allowing us to continue as the largest FOX affiliate group,”  commented David Smith, CEO and President of Sinclair.  “For us, a pivotal aspect of the agreement was securing our affiliation on WBFF-TV, our flagship station in Baltimore.  Our FOX affiliate in Baltimore is one of our most important television assets, and over the years the station has built a strong local brand.  We believe that this affiliation was at risk, and negotiated with Fox to acquire the option to purchase FTS’ station, WUTB, in Baltimore in hopes that acquiring this station would solidify WBFF’s position as a Fox affiliate in Baltimore in the long term.”

Mr. Smith continued, “In addition to securing the Baltimore affiliation, the terms of the agreement include the granting of options to FTS to purchase our CW and MNT affiliates in three of four markets at current valuation multiples.  Any sales under the option agreement would be in line with our current focus to lessen our exposure to MNT and CW stations, particularly in markets where we do not have a duopoly structure with a ‘big four’ network.  As expected, we agreed to continue to pay FOX annual program license fees, which increase annually.  We believe that the current retransmission rates that are being paid to us by the multi-channel video program distributor (“MVPD”) providers such as cable, telecom and satellite are significantly below market value based on the fees paid to cable channels and, as these contracts renew, we expect these revenues to provide us with the resources to pay those programming license fees.  Our goal is to grow our share of MVPD programming payments to reflect more closely the audience share and appointment programming we bring to the MVPDs.  We believe the best and quickest strategy to achieving that goal is by having our broadcast network partners’ and our interests aligned.”

About Sinclair

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 14 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station, in addition to 82 sub-channels.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals for our acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.